Filed Pursuant to Rule 424(b)(2)
 Registration Statement No. 333-277211
(To Prospectus dated February 21, 2024,
Prospectus Supplement dated February 21, 2024 and
Product Supplement STOCK STR-1 dated April 26, 2024)

1,850,835 Units $10 principal amount per unit CUSIP No. 40445W629	Pricing Date Settlement Date Maturity Date	December 19, 2024 December 30, 2024 December 31, 2027

Autocallable Strategic Accelerated Redemption Securities® Linked to a Basket of Three Financial Sector Stocks

▪      Automatically callable if the value of the Basket on any Observation Date, occurring approximately one, two and three years after the pricing date, is at or above the Starting Value

▪      In the event of an automatic call, the amount payable per unit will be:

▪   $11.401 if called on the first Observation Date

▪   $12.802 if called on the second Observation Date

▪   $14.203 if called on the final Observation Date

▪       If not called on the first two Observation Dates, a maturity of approximately three years ▪ If not called, 1-to-1 downside exposure to decreases in the Basket, with up to 100.00% of the principal amount at risk

▪      The Basket is comprised of the common stocks of The Goldman Sachs Group, Inc., JPMorgan Chase & Co., and Morgan Stanley (the “Basket Stocks”). Each Basket Stock was given an approximately equal weight

▪      All payments are subject to the credit risk of HSBC USA Inc.

▪      No interest payments

▪      In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Supplement to the Plan of Distribution—Role of MLPF&S and BofAS”

▪      No listing on any securities exchange

The notes are being issued by HSBC USA Inc. (“HSBC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement STOCK STR-1.

The estimated initial value of the notes on the pricing date is $9.561 per unit, which is less than the public offering price listed below. The market value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary” on page TS-2 and “Risk Factors” beginning on page TS-6 of this term sheet for additional information.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$ 10.00	$18,508,350.00
Underwriting discount(1)	$ 0.20	$ 370,167.00
Proceeds, before expenses, to HSBC	$ 9.80	$18,138,183.00

(1)	See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

December 19, 2024

Autocallable Strategic Accelerated Redemption Securities® Linked to a Basket of Three Financial Sector Stocks, due December 31, 2027

Summary

The Autocallable Strategic Accelerated Redemption Securities® Linked to a Basket of Three Financial Sector Stocks, due December 31, 2027 (the “notes”) are our senior unsecured debt securities and are not a direct or indirect obligation of any third party. The notes are not deposit liabilities or other obligations of a bank and are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. The notes will rank equally with all of our other senior unsecured debt. Any payments due on the notes, including any repayment of principal, depend on the credit risk of HSBC and its ability to satisfy its obligations as they come due. The notes will be automatically called at the applicable Call Amount if the Observation Level of the Market Measure, which is the basket of three financial sector stocks described below (the “Basket”), on any Observation Date is equal to or greater than the Starting Value. You will not receive any notice from us if the notes are automatically called. If your notes are not called, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The Basket is comprised of the common stocks of The Goldman Sachs Group, Inc., JPMorgan Chase & Co., and Morgan Stanley (the “Basket Companies”). On the pricing date, the common stock of The Goldman Sachs Group, Inc. was given an initial weight of 33.34%, and the common stock of each of JPMorgan Chase & Co. and Morgan Stanley was given an initial weight of 33.33%.

The estimated initial value of the notes is less than the price you pay to purchase the notes. The estimated initial value was determined by reference to our or our affiliates’ internal pricing models and reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked notes, and the market prices for hedging arrangements related to the notes (which may include call options, put options or other derivatives). This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. The difference in the borrowing rate, as well as the underwriting discount and the costs associated with hedging the notes, including the hedging-related charge described below, reduced the economic terms of the notes (including the Call Amounts and the Call Premiums). The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes.

Terms of the Notes		Payment Determination Automatic Call Provision:
Issuer:	HSBC USA Inc. (“HSBC”)

Redemption Amount Determination:

If the notes are not called, you will receive the Redemption Amount per unit on the maturity date, determined as follows:

Because the Threshold Value for the notes is equal to the Starting Value, you will lose all or a portion of your investment if the Ending Value is less than the Starting Value.

Principal Amount:	$10.00 per unit
Term:	Approximately three years, if not called on the first two Observation Dates
Market Measure:	An approximately equally weighted basket of three financial sector stocks comprised of the common stock of each of The Goldman Sachs Group, Inc. (NYSE symbol: “GS”), JPMorgan Chase & Co. (NYSE symbol: “JPM”), and Morgan Stanley (NYSE symbol: “MS”) (each, a “Basket Stock”).
Starting Value:	100.00
Ending Value:	The Observation Level of the Basket on the final Observation Date.
Observation Level:	The value of the Basket on the applicable Observation Date, calculated as specified in “The Basket” on page TS-8.
Observation Dates:

December 24, 2025, December 18, 2026 and December 23, 2027 (the final Observation Date).

The scheduled Observation Dates are subject to postponement in the event of Market Disruption Events, as described on page PS-28 of product supplement STOCK STR-1.

Call Level:	100 (100% of the Starting Value)
Call Amounts (per Unit) and Call Premiums:	$11.401, representing a Call Premium of 14.01% of the principal amount, if called on the first Observation Date; $12.802, representing a Call Premium of 28.02% of the principal amount, if called on the second Observation Date; and $14.203, representing a Call Premium of 42.03% of the principal amount, if called on the final Observation Date.
Call Settlement Dates:	Approximately the fifth business day following the applicable Observation Date, subject to postponement as described on page PS-18 of product supplement STOCK STR-1; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.
Threshold Value:	100 (100% of the Starting Value)
Price Multiplier:	1 for each Basket Stock, subject to adjustment for certain corporate events relating to the Basket Stocks described beginning on page PS-21 of product supplement STOCK STR-1.
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.05 per unit more fully described on page TS-13.
Calculation Agent:	BofA Securities, Inc. (“BofAS”) and HSBC, acting jointly.

Autocallable Strategic Accelerated Redemption Securities®	TS-2

Autocallable Strategic Accelerated Redemption Securities® Linked to a Basket of Three Financial Sector Stocks, due December 31, 2027

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322:

▪	Product supplement STOCK STR-1 dated April 26, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924053141/tm2412390d61_424b5.htm

▪	Prospectus supplement dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

▪	Prospectus dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 83246. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the section indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK STR-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to HSBC.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the value of the Basket on any of the Observation Dates will be equal to or greater than the Starting Value and, in that case, you accept an early exit from your investment.
▪	You accept that the return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the value of the Basket is significantly greater than the applicable Call Premium.
▪	If the notes are not called, you accept that your investment will result in a loss, which could be significant.
▪	You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.
▪	You are willing to forgo dividends or other benefits of owning the Basket Stocks.
▪	You are willing to accept that a secondary market is not expected to develop for the notes, and understand that the market prices for the notes, if any, may be less than the principal amount and will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and the fees charged, as described on page TS-2.
▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amount or the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You wish to make an investment that cannot be automatically called prior to maturity.
▪	You anticipate that the Observation Level will be less than the Call Level on each Observation Date.
▪	You seek an uncapped return on your investment.
▪	You seek principal repayment or preservation of capital.
▪	You seek interest payments or other current income on your investment.
▪	You want to receive dividends or other distributions paid on the Basket Stocks.
▪	You seek an investment for which there will be a liquid secondary market.
▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Autocallable Strategic Accelerated Redemption Securities®	TS-3

Autocallable Strategic Accelerated Redemption Securities® Linked to a Basket of Three Financial Sector Stocks, due December 31, 2027

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Amount or Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Observation Levels and term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)	the Starting Value of 100.00;
2)	the Threshold Value of 100.00;
3)	the Call Level of 100.00;
4)	the term of the notes from December 30, 2024 to December 31, 2027, if the notes are not called on the first two Observation Dates;
5)	a Call Premium of 14.01% of the principal amount if the notes are called on the first Observation Date; 28.02% if called on the second Observation Date; and 42.03% if called on the final Observation Date; and
6)	Observation Dates occurring on December 24, 2025, December 18, 2026 and December 23, 2027 (the final Observation Date).

For recent hypothetical values of the Basket, see “The Basket” section below. For recent actual prices of the Basket Stocks, see “The Basket Stocks” section below. The value of the Basket will not include any income generated by dividends paid on the Basket Stocks, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Notes Are Called on an Observation Date

The notes will be called at $10.00 plus the applicable Call Premium if the Observation Level on one of the Observation Dates is equal to or greater than the Call Level. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 1 - The Observation Level on the first Observation Date is 110.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.401 = $11.401 per unit.

Example 2 - The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 150.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $2.802 = $12.802 per unit.

Example 3 - The Observation Levels on the first two Observation Dates are below the Call Level, but the Observation Level on the third and final Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $4.203 = $14.203 per unit.

Notes Are Not Called on Any Observation Date

Example 4 - The notes are not called on any Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the principal amount. For example, if the Ending Value is 50.00, the Redemption Amount per unit will be:

Autocallable Strategic Accelerated Redemption Securities®	TS-4

Autocallable Strategic Accelerated Redemption Securities® Linked to a Basket of Three Financial Sector Stocks, due December 31, 2027

Summary of the Hypothetical Examples
	Notes Are Called on an Observation Date			Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4
Starting Value	100.00	100.00	100.00	100.00
Call Level	100.00	100.00	100.00	100.00
Threshold Value	100.00	100.00	100.00	100.00
Observation Level on the First Observation Date	110.00	90.00	90.00	88.00
Observation Level on the Second Observation Date	N/A	150.00	90.00	78.00
Observation Level on the Final Observation Date	N/A	N/A	105.00	50.00
Return on the Basket	10.00%	50.00%	5.00%	-50.00%
Return on the Notes	14.01%	28.02%	42.03%	-50.00%
Call Amount / Redemption Amount per Unit	$11.401	$12.802	$14.203	$5.000

Autocallable Strategic Accelerated Redemption Securities®	TS-5

Autocallable Strategic Accelerated Redemption Securities® Linked to a Basket of Three Financial Sector Stocks, due December 31, 2027

Risk Factors

We urge you to read the section “Risk Factors” in the product supplement and in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the Basket Stocks. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, with respect to the notes in light of your particular financial and other circumstances and the information set forth in this term sheet and the accompanying product supplement, prospectus supplement and prospectus.

In addition to the risks in the product supplement identified below, you should review “Risk Factors” in the accompanying prospectus supplement, including the explanation of risks relating to the notes described in the section “— Risks Relating to All Note Issuances.”

Structure-related Risks

▪	If the notes are not automatically called, you will lose up to 100% of the principal amount.

▪	Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the Basket Stocks.

▪	Changes in the price of one of the Basket Stocks may be offset by changes in the prices of the other Basket Stocks.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Valuation- and Market-related Risks

▪	The estimated initial value of the notes is less than the public offering price and may differ from the market value of the notes in the secondary market, if any. We determined the estimated initial value by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. Different pricing models and assumptions could provide valuations for the notes that are different from our estimated initial value. The estimated initial value reflects our internal funding rate we use to issue market-linked notes, as well as the mid-market value of the hedging arrangements related to the notes (which may include call options, put options or other derivatives).

▪	Our internal funding rate for the issuance of these notes is lower than the rate we would use when we issue conventional fixed or floating rate debt securities. This is one of the factors that may result in the market value of the notes being less than their estimated initial value. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you.

▪	The price of your notes in the secondary market, if any, immediately after the pricing date is expected to be less than the public offering price. The public offering price takes into account certain costs, principally the underwriting discount, the hedging costs described on page TS-13 and the costs associated with issuing the notes. The costs associated with issuing the notes will be used or retained by us or one of our affiliates. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them.

▪	The estimated initial value does not represent a minimum price at which we, MLPF&S, BofAS or any of our respective affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Basket and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trading in shares of the Basket Stocks), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agents, one of which is us and one of which is BofAS. We have the right to appoint and remove the calculation agents.

Market Measure-related Risks

▪	An Underlying Company will not have any obligations relating to the notes, and none of us, MLPF&S, BofAS or our respective affiliates will perform any due diligence procedures with respect to any Underlying Company.

Autocallable Strategic Accelerated Redemption Securities®	TS-6

Autocallable Strategic Accelerated Redemption Securities® Linked to a Basket of Three Financial Sector Stocks, due December 31, 2027

▪	As a noteholder, you will have no rights of a holder of any Basket Stock, and you will not be entitled to receive any shares of a Basket Stock or dividends or other distributions by any Underlying Company.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of the Underlying Companies, we, MLPF&S, BofAS and our respective affiliates do not control any Underlying Company, and have not verified any disclosure made by any Underlying Company.

▪	The payment on the notes will not be adjusted for all corporate events that could affect a Basket Stock. See “Description of the Notes—Anti-Dilution Adjustments” beginning on page PS-21 of product supplement STOCK STR-1.

Tax-related Risks

▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-31 of product supplement STOCK STR-1.

Additional Risk Factors

The Basket Stocks are concentrated in one sector. All of the Basket Stocks are issued by companies in the financial sector. Although an investment in the notes will not give holders any ownership or other direct interests in the Basket Stocks, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the financial sector, including those discussed below. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors. In addition, because the Basket Stocks are concentrated in one sector, they may be more susceptible to economic, market, political or regulatory occurrences affecting their relevant industrial sector. As a result, their prices may increase or decrease at similar times and by similar magnitudes, and they may perform similarly over the term of the notes.

Adverse conditions in the financial sector may reduce your return on the notes. All of the Basket Stocks are issued by companies whose primary lines of business are directly associated with the financial sector. The profitability of these companies is largely dependent on the availability and cost of capital funds, and can fluctuate significantly, particularly when market interest rates change. Credit losses resulting from financial difficulties of these companies’ customers can negatively impact the sector. In addition, adverse international economic, business, or political developments, including with respect to the insurance sector, or to real estate and loans secured by real estate, could have a major effect on the prices of the Basket Stocks. As a result of these factors, the value of the notes may be subject to greater volatility and be more adversely affected by economic, political, or regulatory events relating to the financial services sector.

Economic conditions have adversely impacted the stock prices of many companies in the financial services sector, and may do so during the term of the notes. In recent years, international economic conditions have resulted, and may continue to result, in significant losses among many companies that operate in the financial services sector. These conditions have also resulted, and may continue to result, in a high degree of volatility in the stock prices of financial institutions, and substantial fluctuations in the profitability of these companies. Numerous financial services companies have experienced substantial decreases in the value of their assets, taken action to raise capital (including the issuance of debt or equity securities), or even ceased operations. Further, companies in the financial services sector have been subject to unprecedented government actions and regulation, which may limit the scope of their operations and, in turn, result in a decrease in value of these companies. Any of these factors may have an adverse impact on the performance of the Basket Stocks. As a result, the prices of the Basket Stocks may be adversely affected by economic, political, or regulatory events affecting the financial services sector or one of the sub-sectors of the financial services sector. This in turn could adversely impact the market value of the notes and the payment on the notes.

Autocallable Strategic Accelerated Redemption Securities®	TS-7

Autocallable Strategic Accelerated Redemption Securities® Linked to a Basket of Three Financial Sector Stocks, due December 31, 2027

The Basket

The Basket is designed to allow investors to receive payment on the notes based on the performance of the Basket from the Starting Value to any Observation Level, including the Ending Value. The Basket Stocks are described in “The Basket Stocks” below. Each Basket Stock was assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes—Basket Market Measures” beginning on page PS-27 of product supplement STOCK STR-1.

On the pricing date, for each Basket Stock, the Initial Component Weight, the Closing Market Price, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Stock	Bloomberg Symbol	Initial Component Weight	Closing Market Price(1)	Component Ratio(2)	Initial Basket Value Contribution
The Goldman Sachs Group, Inc.	GS	33.34%	$553.99	0.06018159	33.34
JPMorgan Chase & Co.	JPM	33.33%	$232.96	0.14307177	33.33
Morgan Stanley	MS	33.33%	$120.50	0.27659751	33.33
				Starting Value	100.00

(1)	These were the Closing Market Prices of the Basket Stocks on the pricing date.
(2)	Each Component Ratio equals the Initial Component Weight of the relevant Basket Stock (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Stock on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket on each Observation Date by summing the products of the Closing Market Price for each Basket Stock (multiplied by its Price Multiplier) on that day and the Component Ratio applicable to that Basket Stock. The Price Multiplier for each Basket Stock will initially be 1, and is subject to adjustment as described in product supplement STOCK STR-1. If a scheduled Observation Date is determined by the calculation agent not to be a trading day or a Market Disruption Event occurs on that day as to any Basket Stock, the Closing Market Price of that Basket Stock will be determined as more fully described in the section entitled “Description of the Notes—Basket Market Measures— Observation Level and Ending Value of the Basket” beginning on page PS-28 of product supplement STOCK STR-1.

Autocallable Strategic Accelerated Redemption Securities®	TS-8

Autocallable Strategic Accelerated Redemption Securities® Linked to a Basket of Three Financial Sector Stocks, due December 31, 2027

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical daily performance of the Basket from January 1, 2014 through December 19, 2024. The graph is based upon actual daily historical prices of the Basket Stocks, hypothetical Component Ratios based on the Closing Market Prices of the Basket Stocks as of December 31, 2013, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of its future performance or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Autocallable Strategic Accelerated Redemption Securities®	TS-9

Autocallable Strategic Accelerated Redemption Securities® Linked to a Basket of Three Financial Sector Stocks, due December 31, 2027

The Basket Stocks

We have derived the following information about the Underlying Companies from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because each Basket Stock is registered under the Securities Exchange Act of 1934, each Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located through the SEC’s website at http://www.sec.gov by reference to the applicable CIK number set forth below.

This term sheet relates only to the notes and does not relate to any securities of the Underlying Companies. None of us, MLPF&S, BofAS or any of our respective affiliates has participated or will participate in the preparation of the Underlying Companies’ publicly available documents. None of us, MLPF&S, BofAS or any of our respective affiliates have made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the notes. None of us, MLPF&S, BofAS or any of our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Basket Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Companies could affect the value of the Basket Stocks and therefore could affect your return on the notes. Information from outside sources is not incorporated by reference in, and should not be considered part of, this term sheet or any accompanying prospectus, prospectus supplement or product supplement. The selection of the Basket Stocks is not a recommendation to buy or sell shares of the Basket Stocks.

The Goldman Sachs Group, Inc.

The Goldman Sachs Group, Inc. a bank holding company, is a global investment banking and securities firm specializing in investment banking, trading and principal investments, asset management and securities services. The company provides services to corporations, financial institutions, governments, and high-net worth individuals. This Basket Stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “GS.” The company’s CIK number is 886982.

The following graph shows the daily historical performance of GS on its primary exchange in the period from January 1, 2014 through December 19, 2024. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of GS was $553.99. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of GS

This historical data on GS is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the price per share of GS during any period set forth above is not an indication that the price per share of GS is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of GS.

Autocallable Strategic Accelerated Redemption Securities®	TS-10

Autocallable Strategic Accelerated Redemption Securities® Linked to a Basket of Three Financial Sector Stocks, due December 31, 2027

JPMorgan Chase & Co.

JPMorgan Chase & Co. provides financial services and retail banking. The company provides services such as investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking, and home finance. The company serves business enterprises, institutions, and individuals. This Basket Stock trades on the NYSE under the symbol “JPM”. The company’s CIK number is 19617.

The following graph shows the daily historical performance of JPM on its primary exchange in the period from January 1, 2014 through December 19, 2024. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of JPM was $232.96. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of JPM

This historical data on JPM is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the price per share of JPM during any period set forth above is not an indication that the price per share of JPM is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of JPM.

Autocallable Strategic Accelerated Redemption Securities®	TS-11

Autocallable Strategic Accelerated Redemption Securities® Linked to a Basket of Three Financial Sector Stocks, due December 31, 2027

Morgan Stanley

Morgan Stanley is a financial services firm. The company serves corporations, governments, financial institutions and individuals in the areas of institutional securities, wealth management and investment management. The company also operates an asset management business. This Basket Stock trades on the NYSE under the symbol “MS.” The company’s CIK number is 895421.

The following graph shows the daily historical performance of MS on its primary exchange in the period from January 1, 2014 through December 19, 2024. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of MS was $120.50. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of MS

This historical data on MS is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the price per share of MS during any period set forth above is not an indication that the price per share of MS is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of MS.

Autocallable Strategic Accelerated Redemption Securities®	TS-12

Autocallable Strategic Accelerated Redemption Securities® Linked to a Basket of Three Financial Sector Stocks, due December 31, 2027

Supplement to the Plan of Distribution

We will deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the estimated initial value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket, the remaining term of the notes, and the issuer’s creditworthiness. However, neither we nor any of our affiliates are obligated to purchase your notes at any price, or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the estimated initial value of the notes.

The value of the notes shown on your account statement provided by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or one of its affiliates were to make a market in the notes, which it is not obligated to do. This estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding HSBC or for any purpose other than that described in the immediately preceding sentence.

Role of MLPF&S and BofAS

BofAS will participate as selling agent in the distribution of the notes. Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 per unit principal amount and will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by BofAS seeking bids from market participants, which could include one of our affiliates and MLPF&S, BofAS and their affiliates.These hedging arrangements take into account a number of factors, including the issuer’s creditworthiness, interest rate movements, the volatility of the Basket Stocks, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of the hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors” beginning on page PS-7 of product supplement STOCK STR-1.

Autocallable Strategic Accelerated Redemption Securities®	TS-13

Autocallable Strategic Accelerated Redemption Securities® Linked to a Basket of Three Financial Sector Stocks, due December 31, 2027

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

▪	You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid executory contracts with respect to the Basket.

▪	Under this characterization and tax treatment of the notes, a U.S. holder (as defined in the prospectus supplement) generally will recognize capital gain or loss upon maturity or upon a sale, call or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

▪	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

▪	Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, should not apply to the notes unless the notes are “delta-one” instruments. Based on our determination that the notes are not delta-one instruments, non-U.S. holders (as defined in the prospectus supplement) should not generally be subject to withholding on dividend equivalent payments, if any, under the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-31 of product supplement STOCK STR-1.

Validity of the Notes

In the opinion of Mayer Brown LLP, as counsel to the issuer, when this term sheet has been attached to, and duly notated on, the master note that represents the notes pursuant to the senior indenture referred to in the prospectus supplement dated February 21, 2024, and issued and paid for as contemplated herein, the notes offered by this term sheet will be valid, binding and enforceable obligations of the issuer, entitled to the benefits of the senior indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York and the federal laws of the United States of America. Insofar as this opinion involves matters governed by English law, Mayer Brown LLP has relied, with the issuer’s permission, on the opinion of Mayer Brown International LLP, dated as of February 21, 2024, filed as an exhibit to the registration statement by the issuer on February 21, 2024, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Mayer Brown International LLP. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the genuineness of signatures and to such counsel’s reliance on the issuer and other sources as to certain factual matters, all as stated in the legal opinion dated February 21, 2024, which has been filed as Exhibit 5.3 to the issuer’s registration statement on Form F-3 dated February 21, 2024.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Strategic Accelerated Redemption Securities®” is a registered service mark of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Autocallable Strategic Accelerated Redemption Securities®	TS-14